Exhibit 10.50

Limited Liability Company ‘‘Promyshlenno-finansovaya kompania’’
(LESSOR)

and

ZAO ‘‘CTC NETWORK’’
(LESSEE)

PRELIMINARY CONTRACT ON CONCLUSION OF AGREEMENTS
#

City of Moscow

TABLE OF CONTENTS

1.	Terms and Definitions	3
2.	Subject-Matter of Contract and Term of Contract	3
3.	The Lessor’s Obligations	4
4.	The Lessee’s Obligations	6
5.	Coordination Procedure for the Working Project and Conduction of the Lessee’s Works	7
6.	Insurance	8
7.	Execution of the Lease Agreement and the Parking Agreement	9
8.	Security Deposit	12
9.	VAT	13
10.	Refusal of Contract Execution. Liability of the Parties	13
11.	Procedure of Dispute Resolution	15
12.	Confidential Information	15
13.	Notices	16
14.	Other Provisions	16
15.	Legal Addresses, Bank Requisites and Signatures of the Parties	17

Schedule No. 1	DEFINITIONS	18
Schedule No. 2	FLOOR PLANS OF THE PREMISES	20
Schedule No. 3	DESCRIPTION OF THE PREMISES AND OF THE BUILDING AT THE MOMENT WHEN THE PREMISES ARE ‘‘READY FOR FINISHING’’	28
Schedule No. 4	REQUIREMENTS TO THE BUILDING AND THE PREMISES AT THE BUILDING START-UP DATE IN ACCORDANCE WITH PARAGRAPH 3.7 HEREOF	30
Schedule No. 5	FORM OF THE ACT OF ACCESS	42
Schedule No. 6	LIST OF SERVICES NECESSARY FOR CONDUCTION OF THE LESSEE’S WORKS IN THE PREMISES	43
Schedule No. 7	LEASE AGREEMENT DRAFT	45
Schedule No. 8	COMPOSITION OF THE WORKING PROJECT	46

PRELIMINARY CONTRACT ON CONCLUSION OF AGREEMENTS

THE PRESENT PRELIMINARY CONTRACT ON CONCLUSION OF AGREEMENTS (hereinafter referred to as the ‘‘Contract’’) is executed in Moscow, Russian Federation on November         , 2006 between:

Limited Liability Company ‘‘Promyshlenno-finansovaya kompania’’ (hereinafter referred to as the ‘‘Lessor’’), a legal entity organized and existing under the laws of the Russian Federation, certificate Series 77 # 000662507 of state registration under No. 1027731004861, issued on October 15, 2002 by the Ministry on taxes and levies of the Russian Federation, located at 23, Osenny Boulevard, Moscow, represented by the General Director, Mr. Rasskazov Nikolay Nikolaevitch, acting on the basis of the Charter, on the one hand, and

Closed joint-stock company ‘‘CTC Network’’ (hereinafter referred to as the ‘‘Lessee’’), a legal entity organized and existing under the laws of the Russian Federation, certificate Series 77 # 004890113 of state registration under No. 1027700151852, issued on August 23, 2002 by the Ministry on taxes and levies of the Russian Federation, located at 12, 3rd Khoroshevskaya ul., Moscow, represented by Mr. Alezandr Efimovich Rodnyansky, acting on the basis of the Charter, on the other hand,

(hereinafter the Lessor and the Lessee can be separately referred to as the ‘‘Party’’ and jointly — as the ‘‘Parties’’).

Hereby the Parties have agreed as follows:

1.	Terms and Definitions

1.1.	Definitions of the terms used in the present Contract are contained in Schedule 1 hereto or in the texts of the Lease Agreement and Parking Agreement.

1.2.	Unless otherwise provided in the text hereof, in the present Contract:

1.2.1.	references to numbers of articles, sections, paragraphs and schedules shall mean references to the corresponding articles, sections, paragraphs and schedules hereof;

1.2.2.	an obligation of a Party not to commit an action or not to omit an action shall include the obligation to prevent any third parties from such actions or omission of such actions;

1.2.3.	numeration, titles of the articles, sections, paragraphs and schedules hereof are used exclusively for convenience and do not affect interpretation of such articles, sections, paragraphs and schedules;

1.2.4.	unless otherwise is provided for in the present Contract, a ‘‘day’’ shall mean a calendar day.

2.	Subject-Matter of Contract and Term of Contract

2.1.	The Parties have concluded the present Contract relying on the following:

2.1.1.	The Lessor is the investor of construction of the Building according to the Investment Contract with OOO ‘‘Rybstroyinvest’’ (hereinafter — the ‘‘Developer’’).

2.1.2.	The Developer constructs the Building on the basis of the Resolution of the Government of Moscow No. 372-ПП ‘‘On projection and construction of a multifunctional complex with an office part and parking at Krylatskye Holmy in front of vladenie 1-3 (western administrative district)’’ dated May 20, 2003, the Agreement on Lease of the Land Plot and the Construction Authorization.

2.1.3.	ZAO ‘‘MonolitKapitalStroy’’ is the General Contractor of the construction of the Building.

2.1.4.	In accordance with the provisions of the Investment Contract, the Building shall be put into service not later than December 30, 2007 and after this date the ownership right to the Building and all its premises, including the Premises, shall be registered in the Lessor’s name.

2.1.5.	Upon termination of construction, the Building shall serve as a high-class business center.

2.2.	Subject to terms and conditions agreed by the Parties and specified in Article 7, the Lessor and the Lessee shall conclude the Lease Agreement according to which the Lessor will grant the Lessee, subject to payment, for temporary holding and use, and the Lessee will accept for such use non-residential premises located on 13 (thirteen) floors from 14 to 25 floors inclusive excluding a part of the 20th floor, and marked with green color on the floor plans contained in Schedule 2 hereto (hereinafter — the ‘‘Premises’’). The Parties confirm that the above information on the Premises allows to determine with certainty the property to be transferred to the Lessee as the lease object under the Lease Agreement.

2.3.	Total construction area of the Premises shall constitute approximately 11,568 (eleven thousand five hundred and sixty eight) square meters. Upon termination of the construction of the Building the area of the Premises will be adjusted in accordance with the data of BTI *, and on the basis of these data the Leased Area of the Premises, Rent, Payments for Utility and Maintenance Services shall be calculated for the purposes of the Lease Agreement. Simultaneously with signing of the Lease Agreement the Parties shall conclude the Parking Agreement. The Parties shall agree on provisions of the Parking Agreement after execution hereof and shall execute it as an additional agreement hereto not later than February 1, 2007. For this purpose the Parties shall cooperate. The maximum number of parking places to be provided by the Lessor to the Lessee under the Parking Agreement shall be 167 (one hundred and sixty seven) places (hereinafter — the ‘‘Maximum Number of Places’’), which shall constitute an essential term of the Parking Agreement.

The exact price of the Lessor’s services under the Parking Agreement shall be determined after the Lessee has decided on the exact number of parking places consisting of fixed and non-fixed parking places, whereby:

2.3.1.	the Lessee may use not more than 47 (forty seven) places, for use of which 250 (two hundred fifty) Conventional Units per month for each fixed place of the Lessee on the 2nd floor of the Building will be charged;

2.3.2.	the Lessee may use not more than the Maximum Number of Places for 225 (two hundred twenty five) Conventional Units per month for each non-fixed place of the Lessee on the 3rd and 4th floors of the underground parking of the Building.

Therefore the sum of places stipulated in paragrpaphs 2.3.1. and 2.3.2. shall not exceed the Maximum Number of Places.

2.4.	The Parties also agree to fulfill with respect to each other certain additional obligations expressly provided for in the present Contract.

2.5.	The present Contract shall come into force upon its execution by the Parties and shall continue in force till July 1, 2010 (hereinafter — the ‘‘Term of the Contract’’). The present Contract may be terminated before expiration of the Term of the Contract on the grounds provided for in the present Contract or by the effective laws. Hereby the Parties agree that execution of the Lease Agreement and the Parking Agreement by the Parties shall mean due performance thereof by the Parties with respect to fulfillment of the obligations specified in paragraphs 2.2., 2.3. and 7.3. of the Contract and shall result in termination thereof with respect to such obligations, whereby certain separate obligations of the Parties expressly provided for in the present Contract may continue to exist after execution of the Lease Agreement and Parking Agreement by the Parties.

3.	The Lessor’s Obligations

The Lessor shall be obliged to:

3.1.	comply with all obligations of the investor under the Investment Contract. The Lessor shall promptly notify the Lessee of all cases of breaches of the Investment Contract by any of its parties, if in the Lessor’s reasonable opinion such breach may impede due termination of construction of the Building, putting of the Building in service, registration of the Lessor’s ownership right to the

*	BTI — Technical Inventory Bureau (translator’s note)

Building or to the Premises or fulfillment of the Lessor’s obligation hereunder. The Lessor shall promptly notify the Lessee of termination of the Investment Contract before putting the Building in service and of all amendments, additions and modifications of the Investment Contract. The Lessor shall provide the Lessee with the effective edition of the Investment Contract at any time throughout the Term of the Contract within 24 hours after receipt of the corresponding written request from the Lessor.

3.2.	the Lessor shall promptly notify the Lessee of all other events which in the Lessor’s reasonable opinion may impede due termination of construction of the Building, putting of the Building in service, registration of the Lessor’s ownership right to the Building or to the Premises or fulfillment of the Lessor’s obligation under the Contract. In particular, such events include: suspension or annulment of the Construction Authorization; annulment of the positive decision of the state commission of experts with respect to the construction project of the Building entirely or in any part thereof; suspension or annulment (withdrawal) of the license of the Developer, general contractor of construction of the Building; early termination of the Agreement on the Lease of the Land Plot on which the Building is to be constructed.

3.3.	provide all authorizations for conduction of corresponding works in accordance with the effective laws permitting construction of the Building without any interruptions throughout the period of time starting on the day of execution hereof and ending on the date of the document permitting putting of the Building in service in accordance with the requirements of the effective laws.

3.4.	not later than June 30, 2007 notify the Lessee in writing of the exact date of provision to the Lessee of access to the Premises in condition ‘‘ready for finishing’’ for conduction of the Lessee’s Works.

3.5.	not later than December 31, 2007 provide the Lessee with access to the Premises in condition ‘‘ready for finishing’’ for beginning of conduction of the Lessee’s works. Detailed requirements to condition of the Premises and the Building at the moment of readiness of the Premises ‘‘for finishing’’ are contained in Schedule 3 hereto. Hereby the Parties agree that at the moment of provision to the Lessee of the access to the Premises they shall correspond to the description contained in Schedule 3 hereto, except for paragraphs 3, 5.1.2 and 5.7 (hereinafter — the ‘‘Requirements on the Access Date’’). The Lessor’s fulfillment of the obligation to provide the Premises in condition corresponding to the Requirements on the Access Date shall be confirmed by signing by the Parties of an Act of Access which shall contain (1) description of the actual condition of the Premises at the moment of provision of the right of access to the Lessee; (2) all defects of the Building and the Premises discovered during inspection and the agreed terms of their elimination by the Lessor, and (3) requirements to condition of the Building and the Premises which are not included into the Requirements at the Access Date, but are contained in Schedule 3 and the terms for compliance with such requirements by the Lessor. The Lessor shall eliminate all defects of the Building and the Premises discovered during such inspection in terms agreed by the Parties and specified in the Act of Access and comply with all requirements to the Building and the Premises not included in the Requirements on the Access Date and contained in Schedule 3. Upon execution of the Act of Access by the Parties the Lessor shall provide the Lessee’s authorized representatives with access to the Premises for conduction of the Lessee’s Works 24 hours a day and 7 days a week throughout the period of time necessary for conduction of the Lessee’s Works.

3.6.	not later than January 31, 2008 notify the Lessee in writing of an approximate date of putting of the Building into service upon termination of its construction.

3.7.	in any case not later than June 30, 2008 ensure putting of the Building into service upon termination of its construction in accordance with all requirements of the effective laws. Hereby the Parties agree that at the moment of putting of the Building into service the Building and the Premises shall comply with all requirements contained in Schedule 4 hereto. If for purposes of putting the Building into service is necessary to change the Lessee’s Works already executed in conformity with the Working Project approved by the Lessor in accordance with the provisions of Article 5 hereof, the Lessor shall conduct all necessary works at its own cost with engagement of the contractor approved by the Lessee.

3.8.	not later than October 31, 2008 provide registration of the Lessor’s ownership right to the Building including the Premises and deliver a notice of it together with a copy of the Ownership Certificate to the Lessor.

3.9.	not to enter in any transaction with any third parties with respect to the Premises, including not to dispose of, assign or encumber in any other way its rights to the Building entirely or in any part arising from the Investment Contract, except for conclusion of agreements similar to the present Contract with respect to premises in the Building other than the Premises and pledge of the rights from the Investment Contract and/or mortgage of the Building, and subject to a prompt written notice of all such transactions to the Lessee; not to change or amend the Investment Contract without first obtaining a written consent of the Lessee if such changes or amendments of the Investment Contract may result in any breach of the Lessor’ obligations hereunder. In case of pledge of the rights from the Investment Contract and/or mortgage of the Building, the Lessor shall obtain a written consent of the mortgagee to enter into the Lease Agreement on terms, specified in Schedule 7 hereto, before signing the corresponding mortgage or pledge agreement and provide the Lessee with a notarized copy of such mortgagee’s consent to the terms of the Lease Agreement.

3.10.	promptly notify the Lessor in writing of the following changes in composition of the Lessor’s shareholders: change in composition of the direct shareholders of the Lessor existing on the date of execution of the present Contract provided that such change of shareholders results in redistribution of 30% (thirty percent) or more of the shareholdings in the charter capital of the Lessor, and redistribution of the shareholdings in the charter capital of the Lessor among its shareholders provided that such redistribution regards 30% (thirty percent) or more of the shareholdings in the Lessor’s charter capital, and change of beneficial owners of legal entities who are shareholders of the Lessor on the date of execution of the present Contract regardless of whether such changes took place as result of one or more transactions, — throughout the Term of the present Contract.

3.11.	submit in writing for the Lessee’s approval all changes in the construction project of the Building which may result in modification of constructional characteristics of the Building and the Premises agreed by the Parties and contained in Schedule 4 hereto.

4.	The Lessee’s Obligations

The Lessee shall be obliged to:

4.1.	not later than December 31, 2007 provide the Lessee with a certified copy of the contractor’s agreement concluded by the Lessee for conduction of the Lessee’s Works.

4.2.	within 6 calendar month after signing the Act of Access ensure at its own cost completion of all the Lessee’s Works in the Premises in accordance with the Working Project. All expenses of the Lessee for drafting and approval of the Working Project and conduction of the Lessee’s Works shall be accounted for by the Lessee; the Lessee shall have the ownership right to all results of the Lessee’s Works until those results of the Lessee’s Works which are considered Inseparable Improvements in accordance with provisions of the present Contract or the Lease Agreement are transferred to the Lessor.

4.3.	Upon termination of the Lessee’ Works in the Premises by the Lessee and putting of the Building into service in accordance with provisions of paragraph 3.7 hereof the Parties may sign a Report on Advance Payments from the date of which the Lessee shall be obliged to make monthly advance payments on account of the Rent, due in accordance with the Lease Agreement for the first year of the Lease Term, and Payments for Utility and Maintenance Services as follows:

4.3.1.	Advance monthly payments of the Rent for the first year of the Lease Term shall be made in Rubles in amount equal to 1/12 (one twelfth) of the product of 617.76 (six hundred seventeen point seventy six) Conventional Units for the area of the Premises in square meters determined on the basis of the Lessee’s Working Project;

4.3.2.	Advance monthly payments of the Payments for Utility and Maintenance Services shall be in amount equal to 1/12 (one twelfth) of the product of 2,754 (two thousand seven hundred fifty four) Rubles for the area of the Premises in square meters determined on the basis of the Lessee’s Working Project.

Advance payments provided for in paragraphs 4.3.1 and 4.3.2 shall be made in equal advance monthly payments not later than the 5th day of the paid calendar month, and such monthly payments shall be increased for the rate of the applied VAT. For calculation of payments for a period less than one calendar month, it shall be deemed that any month is equal to 30 (thirty) days. Such payment shall be made throughout the term beginning on the date of execution of the Report on Advance Payments and ending on the date of execution of the Lease Term and Transfer Act. If the Parties sign such Report on Advance Payments, the Parties agree that Schedule 7 hereto containing the terms of the Lease Agreement agreed by the Parties shall be amended so that the Rent and the Payments for Utility and Maintenance Services for the first year of the Lease Term shall be recalculated under consideration of the corresponding advance payments adjusted in accordance with the Leased Area and paid by the Lessee in accordance with this paragraph 4.3, and such advance payments shall be set off in equal amounts with the Lessee’s obligation to pay the Rent and for Utility and Maintenance Services during the first year of the Lease Term.

4.4.	From the date of the Report on Advance Payments till the date of the Transfer Act the Lessee shall be also obliged to compensate to the Lessor on a monthly basis the charges for electricity actually consummated in the Premises, and such electricity charges shall be calculated on the basis of the actual reading of the meters installed by and at the Lessor’s cost in the place agreed by the Parties after submission of the Working Project by the Lessee to the Lessor, and on the basis of the rates of the Moscow Utility Service being the electricity supplier for the Building (hereinafter — ‘‘Compensation of Electricity Charges’’). The Lessee shall pay the Compensation of Electricity Charges on a monthly basis in accordance with the actual costs for the past month within 10 (ten) Business Days after receipt of a duly executed invoice from the Lessor. The Lessee shall have the right to demand from the Lessor presentation of documents relating to calculation of the Compensation of Electricity Charges indicated in the invoice received by the Lessor from the Moscow Utility Service being the electricity supplier for the Building and the document confirming the payment of such invoice by the Lessor.

4.5.	If the Parties decide not to execute a Report on Advance Payments, the Lessee shall not be obliged to make any payments upon termination of the Lessee’s Works in the Premises.

5.	Coordination Procedure for the Working Project and Conduction of the Lessee’s Works

5.1.	Not later than February 1, 2007 the Lessee shall submit to the Lessor a final project for conduction of the Lessee’s Works in the Premises together with other documents specified in Schedule 8 hereto (hereinafter — the ‘‘Working Project’’), and the Parties agree that the Lessee shall have the right to change insignificantly the Working Project during the period beginning on February 1, 2007 and ending on June 15, 2007. For purposes of this paragraph 5.1 ‘‘insignificant changes’’ shall mean such changes which (a) do not involve any changes of the construction project of the Building, and (b) do not involve any additional approvals of the State Authorities with respect to the construction project of the Building. After June 15, 2007 no changes of the Working Project shall be allowed and the Lessor shall not take them into consideration. The Lessor shall at its own cost and by its own means make all necessary changes in the construction project of the Building and receive all necessary approval and authorizations from the State Authorities, so that the Lessee could begin the Lessee’s Works not later than the date of signing by the Parties of the Act of Access and could conduct the Lessee’s Works in accordance with the Working Project.

5.2.	For purposes of preparation of the Working Project the Parties shall cooperate with each other in bona fide, duly provide each other with all required information and documents relating to construction of the Building and its supply systems. If the Lessee provides the Lessor not later than December 30, 2006 with a requirements specification on re-project and re-equipment of the emergency power-supply system of the Building based on the Lessee’s necessities, the Parties shall execute an additional agreement hereto where they will determine the rights and obligations of the Parties with respect to execution by the Lessor of such re-project and re-equipment of the emergency power-supply system of the Building and compensation by the Lessee all document supported expenses of the Lessor.

5.3.	Not later than March 1, 2007 the Lessor shall notify the Lessee in writing of the Lessor’s approval of the Working Project and the changes of the construction project of the Building corresponding to the Working Project, so that the Lessee could have the possibility to begin the Lessee’s Works not later than the date of signing by the Parties of the Act of Access. If the Lessee fulfills the obligation provided for above in paragraph 5.1 after February 1, 2007, the date of fulfillment by the Lessor of the obligation provided for in this paragraph 5.3 shall be postponed for the period of the Lessee’s delay in fulfilling the obligation provided for in paragraph 5.1.

5.4.	Within 6 (six) calendar months beginning from the date of signing of the Act of Access till termination by the Lessee of the Lessee’s Works, the Lessor shall provide the Services to the Premises, so that the Lessee could conduct the Lessee’s Works, and provisions of such Services in the Premises shall comply with the terms contained in Schedule 6 hereto.

5.5.	The Lessee shall compensate the Lessor expenses incurred by the Lessor in connection with fulfillment of its obligations provided for in paragraph 5.4 on the amount of 1 275 (one thousand two hundred seventy five) Rubles for 1 (one) square meter of the area of the Premises, established on the basis of the Lessee’s Working Project, per annum. The Lessee shall compensate the Lessor’s expenses in accordance with this paragraph by equal monthly advance payments not later than the 5th day of the paid month on the basis of the invoices duly issued by the Lessor and delivered to the Lessee not later than the 1st day of the paid month, and monthly payments for a complete month shall be equal to 1/12 (one twelfth) of product of 1 275 (one thousand two hundred seventy five) Rubles and the area of the Premises established on the basis of the Lessee’s Working Project; payments for a period which is not a complete calendar month shall be effectuated on the basis of the number of days in the paid month.

6.	Insurance

6.1.	The Lessee shall ensure that the contractor conducting the Lessee’s Works has a contract on insurance of its civil liability against damages caused to life and/or property of third parties within limits of full recovery costs of the damaged property.

6.2.	The Lessee shall insure at its own cost its civil liability in cases of any damage caused to life and/or health with the liability limit not less than 1 000 000 (one million) US dollars and any damage caused to property of third parties with the liability limit not less than 200 000 (two hundred thousand) US dollars which may arise as result of the Lessee’s possession of the results of the Lessee’s Works including all Separable and Inseparable Improvements as defined in the Lease Agreement, upon termination of the Lessee’s Works and signing by the Parties of the Report on Advance Payments.

6.3.	Upon termination of the Lessee’s Works the Lessee shall insure the Lessee’s finishing in the Premises including all effectuated Separable and Inseparable Improvements from all kinds of risks of damage or destruction.

6.4.	Hereby the Parties agree that insurance agreements provided for in paragraphs 6.2 and 6.3 of this Article 6 (hereinafter — the ‘‘Insurance Agreements’’) shall cover ‘‘all risks’’ usually insured with respect to similar objects. At the Lessor’s first written request the Lessee shall provide the Lessor with a notarized copy of the insurance contract (insurance police) concluded with an insurance company and confirming the Lessee’s compliance with its obligation specified in paragraphs 6.2 and

6.3 within 15 (fifteen) business days upon receipt of the Lessor’s request, but not earlier than the beginning of the Lessee’s Works. The Lessee shall not act or fail to act, so that any of the Insurance Agreements specified in this paragraph (insurance polices) will become invalid or that insurance premiums will be increased. The Lessee shall comply in all material aspects with the provisions of the Insurance Agreements and with all reasonable requirements of the insurance companies including requirements to pay any increase of the insurance contribution, and the Lessee shall inform the Lessor of occurrence of any insurance event covered by the Insurance Agreement and of any other events of which insurance companies shall be notified.

6.5.	Insurance compensation paid to the Lessee shall be immediately used by the Lessee to restore the finishing of the Premises or in corresponding cases to compensate damages caused to the Lessor or to the third parties as result of occurrence of an insurance event.

6.6.	The Lessor shall ensure that all contractors conducting construction of the Building and/or internal finishing works in its separate premises and parts have insured their civil liability for damage caused to life and/or health and/or property of third parties within limits of full recovery costs of the damaged property, and shall include such requirement in all agreements according to which third parties by their own means and by using the contractors have the right to conduct any construction or finishing works in the Building.

6.7.	The Lessor shall provide at its own cost immediately after putting the Building into service as it is provided in paragraph 3.7 hereof and maintain throughout the Term of the present Contract insurance for damages to the Building for the full recovery cost of the Building and insurance of the Lessor’s civil liability to the Lessee and third parties with the limit of civil liability for damages caused to life and/or health not less than 1 000 000 (one million) US dollar and with the limit of civil liability for damages caused to the third parties property not less than 200 000 (two hundred thousand) US dollars. The Parties agree that insurance agreements provided for in this paragraph shall cover ‘‘all risks’’ usually insured with respect to similar objects.

6.8.	At the Lessee’s first written request, the Lessor shall provide the Lessee a notarized copy of the insurance agreement (insurance police) with the insurance company confirming the Lessor’s compliance with the provisions of paragraph 6.7 not later than 15 (fifteen) business days after receipt of the corresponding request. The Lessor shall not act or fail to act, so that any of the insurance agreements specified in this paragraph (insurance polices) will become invalid or that insurance premiums will be increased. The Lessor shall comply in all material aspects with the provisions of such insurance agreements and with all reasonable requirements of the insurance companies.

6.9.	If the Building or any part of the Building is damaged or destructed as result of the events against which the Lessor is obliged to conclude insurance agreements in accordance with paragraph 6.7 hereof, the Lessor shall restore those parts of the Building which were damaged or destructed within a reasonable time.

6.10.	With reference to insurance provided for in paragraphs 6.2, 6.3 and 6.7 the Parties agree to conclude insurance agreements provided for in this Article 6 with an insurance company chosen by the Lessee or, if the Lessor does not agree to conclude an insurance contract with the insurance company chosen by the Lessee, the Parties agree that insurance agreements provided for in paragraphs 6.2, 6.3 and 6.7 hereof shall be concluded by the Parties with the condition that the insurance companies waive their rights to take recourse actions against the wrongdoers.

7.	Execution of the Lease Agreement and the Parking Agreement

7.1.	The wording of the Lease Agreement agreed by the Parties and attached hereto shall constitute an integral part hereof. The wording of the Lease Agreement may be changed only by a written agreement of the Parties. Whereby the Parties agree that:

7.1.1.	prior to signing of the Lease Agreement by the Parties, the following amendments, additions and corrections shall be made, and this list of amendments, additions and corrections shall be comprehensive:

i.	on the title-page it shall be necessary to indicate the number of the Agreement on Lease of Premises and the exact address of the Building in which the Premises are leased;

ii.	on page 1 in the first line it shall be necessary to indicate the number of the Lease Agreement and the execution date of the Lease Agreement;

iii.	on page 1 in paragraph (1) it shall be necessary to indicate the number of the certificate of state registration of a legal entity issued to the Lessor, the date of issue, the Lessor’s actual address, name and surname of the signatory of the Lease Agreement in the name of the Lessor and the details of the document on the basis of which this person acts;

iv.	on page 1 in paragraph (2) it shall be necessary to indicate the number of the certificate of state registration of a legal entity issued to the Lessee, the date of issue, the Lessee’s actual address, name and surname of the signatory of the Lease Agreement in the name of the Lessee and the details of the document on the basis of which this person acts;

v.	in paragraph (A) of the introduction it shall be necessary to indicate the exact address of the Building and its area according to the Ownership Certificate;

vi.	in paragraph 1.1 it shall be necessary to fill in the table cells in correspondence with the column titles according to the BTI documents of the Premises and specify the Leased Area of the Premises;

vii.	in paragraph 1.4 it shall be necessary to indicate details of the Ownership Certificate;

viii.	in paragraph 1.5 it shall be necessary to indicate details of the mortgage agreement and information about the Mortgagee if the Building is mortgaged under the terms of the present Contract and the Lease Agreement;

ix.	in paragraph 4.4 it shall be necessary to indicate the amount of the First Lease Payment in Conventional Units calculated in accordance with the provisions of Part I of Schedule 4 to the Lease Agreement and subject to the provisions of paragraph 4.6 of the Lease Agreement;

x.	in paragraph 4.17 it shall be necessary to indicate the place of installation of electricity supply meters to calculate the electricity consummated in the Premises;

xi.	in paragraph 5.2 it shall be necessary to indicate the execution date hereof;

xii.	in paragraph 20.1 it shall be necessary to indicate the Lessor’s and the Lessee’s the contact information;

xiii.	in paragraph 22 it shall be necessary to indicate the details of the Parties and of their signatories;

xiv.	in paragraph 1 of Schedule 2 it shall be necessary to indicate the date in the definition of the ‘‘Date of Lease Beginning’’;

xv.	in paragraph 1 of Schedule 2 it shall be necessary to indicate the address and the area of the Building in the definition of the ‘‘Building’’;

xvi.	in paragraph 1 of Schedule 2 it shall be necessary to indicate the address of the land plot in the definition of the ‘‘Territory’’;

xvii.	in Part I of Schedule 4 it shall be necessary to indicate in numbers and words the Leased Area of the Premises in the definition of ‘‘S’’ used in formulas;

xviii.	in Part II of Schedule 4 it shall be necessary to indicate in numbers and words the Leased Area of the Premises in the definition of ‘‘S’’ used in formulas;

xix.	in Schedule 6 to the Contract it shall be necessary to indicate the Contract number and its execution date;

xx.	in paragraph (1) of Schedule 6 of the Lease Agreement it shall be necessary to indicate the number of the certificate of state registration of a legal entity issued to the Lessor, the date of its issue, the Lessor’s actual address, name and surname of the signatory of the Transfer Act in the name of the Lessor and the details of the document on the basis of which this person acts;

xxi.	in paragraph (2) of Schedule 6 to the Lease Agreement it shall be necessary to indicate the number of the certificate of state registration of a legal entity issued to the Lessee, the date of issue, the Lessee’s actual address, name and surname of the signatory of the Lease Agreement in the name of the Lessee and the details of the document on the basis of which this person acts;

xxii.	in paragraph 1 of Schedule 6 to the Lease Agreement it shall be necessary to fill in the table cells in correspondence to the column titles according to the BTI documents of the Premises and specify in numbers and in words the Leased Area of the Premises;

xxiii.	in paragraph 3 of Schedule 6 to the Lease Agreement it shall be necessary to indicated the execution date of the Act of Access and the execution date hereof;

7.1.2.	from the date of the Lease beginning under the Lease Agreement and till termination of the Lease Term the Parties’ relationships shall be governed by the Lease Agreement.

7.2.	Within 7 (seven) days after state registration of the Lessor’s ownership right to the Building the Lessor shall notify the Lessee thereof in writing and attach to such notice a copy of the Ownership Certificate and the text of the Lease Agreement, executed in accordance with paragraph 7.1, and the Parking Agreement. The Parties agree that the Ownership Certificate shall comply with the following requirements:

(1)	the line ‘‘Rightholder’’ shall contain the Lessor’s full name;

(2)	the line ‘‘Object of Right’’ shall contain information on a non-residential building, the short description of which shall correspond to the description of the Building contained in Schedule 4 hereto in extent provided for by the effective laws;

(3)	the line ‘‘Existing Restrictions (Encumbrances) of the Right’’ shall not contain any entry of registered encumbrances other than those on which the Lessee was duly notified in accordance with paragraph 3.10 hereof.

7.3.	The Parties shall execute the Lease Agreement and the amendments, modifications and corrections provided for in paragraph 7.1. and the Parking Agreement within 3 business days after receipt by the Lessee of the Lessor’s written notice (the ‘‘Date of Commencement of the Obligation to sign the Lease Agreement’’) given in accordance with the provisions of paragraph 7.2 hereof, for purposes of which the authorized representatives of the Parties shall meet in the place and at time which shall be agreed on by the Parties additionally. The Date of Commencement of the Obligation to sign the Lease Agreement shall be deemed to have not begun only if the Lessee notifies the Lessor in writing of incompliance of the Ownership Certificate, the Lease Agreement or the Parking Agreement with the conditions hereof. In such case the Date of Commencement of the Obligation to sign the Lease Agreement shall be deemed to have occurred after correction by the Lessor of all defects of the Ownership Certificate and the Lease Agreement and the Parking Agreement so that they shall comply with the provisions hereof, and any Party may give the other Party a corresponding notice thereof.

7.4.	If one of the Parties does not send its authorized representative in accordance with provisions of this Article 7 hereof or such authorized representative does not arrive in the place and in time agreed by the Parties for signing of the Lease Agreement and the Parking Agreement, it shall be deemed a breach of the Party’s obligation to sign the Lease Agreement and the Parking Agreement.

7.5.	The Lessee shall have the right to notify the Lessor in writing of the state registration of the Lessor’s ownership right to the Building subject to attaching to such notice of a copy of an extract from EGRP[1] * and the text of the Lease Agreement, executed in accordance with paragraph 7.1, and the Parking Agreement, except for such information which the Lessee does not possess and requirements to the Lessor to specify in the text of the Lease Agreement such information which the Lessee does not possess or provide the Lessor with documents necessary for specification of such information in the text of the Lease Agreement. The Parties agree, that the extract from EGRP shall comply with the following requirements:

(1)	the line ‘‘Rightholder’’ shall contain the Lessor’s exact full name;

(2)	the line ‘‘Object of Right’’ shall contain information on a non-residential building, the short description of which in extent provided for by the effective laws shall correspond to the description of the Building contained in Schedule 4 hereto;

(3)	the line ‘‘Existing Restrictions (Encumbrances) of the Right’’ shall not contain any entrance on registered encumbrances other than those on which the Lessee was duly notified in accordance with paragraph 3.10 hereof.

In case of the Lessee’s notice indicated in this paragraph, the Parties agree to comply with provisions of paragraphs 7.3 and 7.4 correspondingly.

7.6.	Within 7 (seven) business days after receipt of the Lessor’s written request the Lessee shall provide the Lessor with the Lessee’s documents and information necessary to apply for state registration of the Lease Agreement. The Lessor shall be responsible for submission of documents to Rosregistration and for all other actions necessary for state registration of the Lease Agreement. The Lessee shall compensate the Lessor 50% of the Lessor’s document supported expenses in connection with the state registration.

8.	Security Deposit

8.1.	The Parties agree that ‘‘Security Deposit’’ shall mean for the purposes hereof an amount of money to be paid by the Lessee to the Lessor exclusively to secure the Lessee’s obligation to sign the Lease Agreement and the Parking Agreement and compensate any possible damage of the Lessor which may arise in case of the Lessee’s failure to sign the Lease Agreement and the Parking Agreement. Upon signing by the Parties of the Lease Agreement and the Parking Agreement, the entire amount of the Security Deposit shall be set off for fulfillment of the Lessee’s obligation to pay the Deposit under the Lease Agreement. The Security Deposit shall no constitute an advance payment made under the present Contract and the Lease Agreement to pay the Basic Rent and/or other payments. The Security Deposit shall not be adjusted in case of adjustment of the area of the Premises on the basis of BTI documents. The Parties agree that the amount of the Security Deposit shall constitute an amount in Rubles equal to 1,151,550.00 (one million one hundred and fifty one thousand five hundred and fifty) Conventional Units.

8.2.	The Lessee shall transfer to the Lessor the Security Amount together with the charged VAT within 14 (fourteen) business days upon execution hereof by the Parties.

8.3.	No interest shall be accrued on the amount of the Security Deposit in the Lessor’s legal possession and no compensation for use of such amount in money shall be paid. The Parties agree that in cases provided for in the present Contract the amount in Russian Rubles equal to the amount of the Security Deposit expressed in Conventional Units shall be returned. If the Lessor fails to return the Security Deposit to the Lessee in time provided for hereby, the Lessee shall be entitled to charge the Lessor an interest (penalty) in the amount of 0.15% (zero point fifteen per cent) of the due amount for each day of the Lessor’s delay to fulfill its obligation.

8.4.	All payments hereunder shall be made in Russian Rubles on the Parties’ bank accounts specified in the present Contract; if an amount in the present Contract is expressed in Conventional Units,

1	EGRP — Unified State Register of Rights (translator’s note)

the payment shall be made in Rubles in the amount equal to the amount expressed in Conventional Units at the official exchange rate of the Central Bank of the Russian Federation (hereinafter — the ‘‘CB of the RF’’) on the payment date which for purposes hereof shall be the date of writing-off of the amount from the banc account of the paying Party. A payment obligation hereunder shall be deemed fulfilled at the moment when the corresponding amount is written off from the correspondent account of the bank of the paying Party.

8.5.	Any Party may change its bank account by giving a notice thereof to the other Party at least 20 (twenty) days before the corresponding amount is to be paid. The paying Party shall pay all bank charges and commissions due to the bank in connection with the payments hereunder, except for charges and commissions of the bank of the receiving Party.

9.	VAT

9.1.	In addition to the amounts paid by the Parties hereunder, the Party making a payment shall also pay VAT if such VAT is applied in accordance with the effective laws.

10.	Refusal of Contract Execution. Liability of the Parties

10.1.	The Lessee shall be entitled to refuse unilaterally execution of the present Contract without any ground and to terminate it by giving a written notice thereof to the Lessor at least 5 (five) days prior to such termination. If the Lessee exercises this right, (1) the entire amount of the Security Deposit shall remain by the Lessor and shall not be returned to the Lessee; (2) in case of any debts with respect to any payments hereunder, the Lessee shall pay such amounts within 30 (thirty) days after the date of such termination; (3) the Lessee shall compensate the Lessor’s document supported expenses on re-projecting with respect to bearing structures of the Building in connection with the Lessee’s Working Project. The Lessee shall not be liable to the Lessor for refusal of execution hereof in any other way.

10.2.	The Lessee shall be entitled to refuse unilaterally execution of the present Contract by giving a written notice thereof to the Lessor at least 5 days prior to such termination in case of the Lessor’s failure to fulfill its obligations provided for in paragraphs 2.2, 3.7, 3.8, 3.9, 3.11 and 7.3 hereof, after the Lessee has given the Lessor a written notice of such default and an additional time of 30 business days to cure such default. If the Lessee refuses to execute the present Contract on the grounds provided for in this paragraph 10.2, (1) the Lessor shall return to the Lessee the Security Deposit in double amount and compensate to the full extent the Lessee’s document supported expenses in connection with the Lessee’s Works in the amount not exceeding the amount in Rubles equal to the product of 170 (one hundred seventy) Conventional Units for 1 sq. m. of the finished area of the Premises determined on the basis of the Lessee’s Working Project, within 30 days after such early termination hereof; (2) in case of any debts with respect to any payments hereunder, the Lessee shall pay such amounts within 30 (thirty) days after the date of such termination.

10.3.	The Lessee shall be entitled to refuse unilaterally execution of the present Contract by giving a written notice thereof to the Lessor at least 30 (thirty) days prior to such termination in the following cases:

a)	termination of the Investment Contract prior to putting of the Building into service regardless of the reasons;

b)	if the Lessee becomes aware of the circumstances which in the Lessee’s reasonable opinion may impede the due termination of construction of the Building, putting of the Building into service, registration of the Lessor’s ownership right to the Building or to the Premises or fulfillment of the Lessor’s obligations hereunder (in particular, such circumstances include: suspension or annulment of the Construction Authorization; annulment of the positive decision of the state commission of experts on the construction project of the Building entirely or in any part; suspension or cancellation (withdrawal) of the Developer’s or the general contractor’s license, early termination of the Agreement on Lease of the Land Plot on which the Building is being constructed);

c)	if at any time during the Term of the present Contract any authorization for conduction of any works in the Building, which the Developer or its contractors are responsible for, is suspended or withdrawn;

d)	change in composition of the direct shareholders of the Lessor existing on the date of execution of the present Contract provided that such change of shareholders results in redistribution of 30% (thirty percent) or more of the shareholdings in the charter capital of the Lessor, and redistribution of the shareholdings in the charter capital of the Lessor among its shareholders provided that such redistribution regards 30% (thirty percent) or more of the shareholdings in the Lessor’s charter capital, and change of beneficial owners of legal entities who are shareholders of the Lessor on the date of execution of the present Contract regardless of whether such changes took place as result of one or more transactions;

subject to the Lessee’s written notice to the Lessor of occurrence of such grounds for early termination hereof and provision to the Lessor of a reasonable time to eliminate such grounds and to cure a corresponding default hereunder. In case of the Lessee’s refusal to execute the present Contract on the grounds provided for in this paragraph 10.3, (1) the Lessor shall return to the Lessee the Security Deposit in double amount and compensate to the full extent the Lessee’s document supported expenses in connection with the Lessee’s Works in the amount not exceeding the amount in Rubles equal to the product of 170 (one hundred seventy) Conventional Units for 1 sq. m. of the finished area of the Premises determined on the basis of the Lessee’s Working Project, within 30 days after such early termination hereof; (2) in case of any debts with respect to any payments hereunder, the Lessee shall pay such amounts within 30 (thirty) days after the date of such termination.

10.4.	The Lessor shall be entitled to refuse unilaterally execution hereof by giving a written notice thereof to the Lessee at least 5 days prior to such termination in case of the Lessee’s failure to fulfill its obligations provided for in paragraphs 2.2, 7.3 and 8.2 hereof, after the Lessor has given the Lessee a written notice of such default and an additional time of 5 business days to cure such default. If the Lessor exercises its right provided for in this paragraph 10.4 in connection with the Lessee’s failure to fulfill obligations specified in paragraphs 2.2 and 7.3, (1) the entire amount of the Security Deposit shall remain by the Lessor and shall not be returned to the Lessee, and the expenses on the Lessee’s Works and other expenses incurred by the Lessee in connection with execution hereof shall not be returned or compensated to the Lessee; (2) the Lessee shall compensate the Lessor’s document supported expenses on modification of the construction project with respect to bearing structures of the Building in connection with the Lessee’s Working Project; (3) in case of any debts with respect to any payments hereunder, the Lessee shall pay such amounts within 30 (thirty) days after the date of such termination.

10.5.	In case of the Lessor’s delay in fulfilling its obligation stipulated in paragraph 3.5 hereof or breach of the obligation stipulated in paragraph 3.5 hereof, the Lessee shall be entitled to reduction of the Rent for the first year of the Lease Term for the amount equal to the amount of the daily Rent (calculated on the basis of the rate of 617,76 (six hundred seventeen point seventy six) Conventional Units for 1 square meter of the Premises per annum without VAT, whereby the area of the Premises shall be equal to the Leased Area) for each day of such delay, provided that the total period of delay shall not exceed 90 (ninety) days, and the Parties agree that such reduction of the Rent for the first year of the Lease Term in accordance with this paragraph shall not be applied to the entire period of the Lessee’s breach of its obligations stipulated in paragraph 5.1 hereof, provided that such breach of the Lessee’s obligations has caused the Lessor’s breach of its obligation stipulated in paragraph 3.5 hereof.

10.6.	In case of the Lessor’s delay in fulfilling its obligation stipulated in paragraph 3.7 hereof or breach of the obligation stipulated in paragraph 3.7 hereof, the Lessee shall be entitled to reduction of the Rent for the first year of the Lease Term for the amount equal: (a) to the amount of the daily Rent (calculated on the basis of the rate of 617,76 (six hundred seventeen point seventy six) Conventional Units for 1 square meter of the Premises per annum without VAT, whereby the area of the Premises shall be equal to the are of the Premises in accordance with BTI information) for each day of such delay, provided that the total period of delay shall not exceed 90 (ninety) days, and (b) to the double amount of the daily Rent (calculated on the basis of the rent of 617,76 (six hundred seventeen point seventy six) Conventional Units for 1 square meter of the Premises per annum without VAT, whereby the area of the Premises shall be equal to the Leased Area) for each day of delay upon expiration of 90 (ninety) days of the delay provided for in paragraph 10.5, but not more than 45 (forty five) days, and the Parties agree that such reduction of the Rent for the first year of the Lease Term in accordance with this paragraph shall not be applied to the entire period of the Lessee’s breach of its obligations stipulated in paragraph 5.1 hereof, provided that such breach of the Lessee’s obligations has caused the Lessor’s breach of its obligation stipulated in paragraph 3.7 hereof.

10.7.	When applying the consequences of the Lessor’s breach of its obligations specified in paragraphs 10.5 and 10.6, the Parties agree that the Lessor’s fulfillment of its obligations stipulated in paragraphs 3.5 and 3.7 hereof shall be postponed for the period (a) equal to the period of the Lessee’s delay in fulfilling its obligation provided for in paragraph 5.1 hereof, provided that the total period of such delay does not exceed 90 (ninety) days, and (b) equal to the double period of the Lessee’s delay in fulfilling its obligation provided for in paragraph 5.1 hereof after expiration of 90 (ninety) days of delay if the total period of such Lessee’s delay has exceeded 90 (ninety) days, but not more than for 45 (forty five) days.

10.8.	The Lessor shall be entitled to refuse unilaterally execution of the present Contract by giving a written notice thereof to the Lessee at least 5 (five) days prior to such termination in case of the Lessee’s failure to fulfill its obligation stipulated in paragraph 5.1 hereof within 90 (ninety) days after the term provided for in paragraph 5.1 and after the Lessor’s written notice to the Lessee of the default and provision of an additional term of 30 business days to the Lessee to cure such default. In case of the Lessor’s refusal to execute the present Contract on the grounds provided for on this paragraph 10.8, (1) the Lessor shall return to the Lessee 50 (fifty) per cent of the amount of the Security Deposit, (2) the cost of the Lessee’s Works and other expenses incurred by the Lessee in connection with execution hereof shall not be returned or compensated to the Lessee.

10.9.	If any Party exercises its right of unilateral refusal of execution hereof granted to it under this Article 10, the present Contract shall be deemed terminated from the date indicated in the corresponding notice which, unless the Parties agree otherwise, shall not be earlier than 5 (five) Business Days after the date of delivery to the other Party of the notice of the Party’s refusal to execute the present Agreement in accordance with the provisions of this Article 10.

11.	Procedure of Dispute Resolution

11.1.	All disputes which may arise between the Parties with respect to the present Contract shall be resolved by the Arbitration Court of Moscow in accordance with the procedure stipulated by the effective procedural laws of the Russian Federation.

11.2.	The present Contract shall be governed by the laws of the Russian Federation.

12.	Confidential Information

12.1.	The Parties agree that information provided by them to each other in connection with the present Contract shall be deemed confidential and shall constitute commercial secret of the Parties within the limits provided for by the effective laws. The Parties shall not in any way disclose any information in connection with execution of the present Contract to any third parties, unless:

•	such disclosure is required under the effective laws of the Russian Federation and/or any other state, and/or under the regulations on disclosure by the stock market participants of any state, and/or required by any State Authorities;

•	such information becomes public through other sources, except when such information was illegally disclosed to such source by the Party received such information in connection with the present Contract;

•	the Party providing such information hereunder has consented to disclosure of such information; or

•	such information was disclosed to the Party’s professional consultants.

13.	Notices

13.1.	All notices, information, communications and requests which the Parties may or must give or make hereunder shall be executed in writing in Russian and delivered to the Parties’ addresses indicated below:

For the Lessor:
OOO‘‘Promyshlenno-finansovaya kompania’’
(ООО «Промышленно-финансовая компания»)

23, Osenny boulevard, 121609 Moscow, Russia
(Россия, 121609, г. Москва, Осенний бульвар, д. 23)
Attention: Mr. Rasskazov Nikolay Nikolayevitch (Рассказов Николай Николаевич)

For the Lessee:
ZAO ‘‘CTC Network’’

12, 3rd Khoroshevskaya ul., Moscow, 123298, Russia
(Россия, 125124, г. Москва, ул. Правды, д. 15А)
Attention: Mr. Yury Borisovich Shklyar

All invoices, notices, information, correspondence, requests and other documents of the Parties hereunder shall be given or made in the manner determined in this Article and shall be deemed to have been duly sent and delivered to the Party to which they are addressed:

13.1.1.	at the moment of the delivery on receipt in case of personal delivery or delivery by a courier;

13.1.2.	at the moment of delivery of the letter to the addressee indicated in the delivery notice in case of delivery by an insured mail with the list of enclosures or by a registered mail.

13.2.	The Parties shall notify each other in writing of any changes of the requisites specified in paragraph 14.1 of the present Contract in case of such changes. Such changes shall come into force after receipt by the other Party of the notice on such change. All risks arising from an undue notification shall be on the Party failed to execute its obligations under this Article hereof.

14.	Other Provisions

14.1.	The present Contract contains:

14.1.1.	provisions having force of a preliminary contract according to Article 429 of the Civil Code of the Russian Federation and stipulating the Parties’ obligation to conclude the Lease Agreement and the Parking Agreement on terms provided for hereby and by the attached text of the Lease Agreement and schedules thereto, and

14.1.2.	other obligations of the Parties coming into force upon execution hereof. The present Contract together with the Schedules hereto shall constitute the entire agreement of the Parties as to its subject and shall supersede all prior correspondence, written agreements and negotiations of the Parties.

14.2.	Obligations hereunder relating to execution of the Lease Agreement and the Parking Agreement shall be valid till execution of the Lease Agreement and the Parking Agreement. Obligations hereunder not relating to execution of the Lease Agreement and the Parking Agreement shall remain in force till their complete fulfillment. In case of any discrepancies between provisions hereof and of the Lease Agreement, the provisions of the Lease Agreement shall prevail.

14.3.	The present Contract shall be binding for the corresponding successors of the Parties.

14.4.	The Lessee shall have the right to assign its rights and obligations hereunder to its affiliates without first obtaining the Lessor’s consent of such assignment subject to a written notice to the Lessor of the assignment that has taken place.

14.5.	If any provision (or its part) hereof becomes invalid at any time in accordance with a court decision or in any other way, it shall not affect the validity of other provisions hereof. If any provision (or its part) hereof is considered invalid, the Lessor and the Lessee shall take all necessary and reasonable measures to introduce such amendments and additions into the present Contract that correspond the most to the intentions contained in the invalid provision, subject to compliance with all requirements of the laws of the Russian Federation.

14.6.	The present Contract is executed in two counterparts of equal legal force in Russian, one for each Party.

14.7.	The present Contract contains the following Schedules which shall constitute its integral part:

Schedule No. 1 — Definitions;

Schedule No. 2 — Floor Plans of the Premises;

Schedule No.	3 — Description of the Premises and of the Building at the moment when the Premises are ‘‘ready for finishing’’;

Schedule No.	4 — Description of the Premises and of the Building on the Building Start-up Date in accordance with parapgraph 3.7. hereof;

Schedule No. 5 — Form of the Act of Access;

Schedule No. 6 — List of Services necessary for conduction of the Lessee’s Works in the Premises;

Schedule No. 7 — Approved Text of the Lease Agreement;

Schedule No. 8 — Composition of the Working Project.

15.	Legal Addresses, Bank Requisites and Signatures of the Parties

The Lessor:
OOO ‘‘Promyshlenno-finansovaya kompania’’

Legal Address:
23, Osenny boulevard, 121609 Moscow,
Russia

INN 7731262460
KPP 773101001
Requisites for payments in Rubles:
Settlement Account No. 40702810138260105245
in OCB Kievskoye No. 5278 of Sberbank of Russia, Moscow
Correspondent Account No. 30101810400000000225
BIK 044525225	The Lessee:
ZAO ‘‘CTC Network’’

Legal Address:
12, 3rd Horoshevskaya Ul., Moscow, 123298, Russia

INN 7707115217
KPP 773401001
Requisites for payments in Rubles:
Settlement Account No. 40702810100000006624
in OAO Alfa-Bank
Correspondent Account No. 30101810200000000593
BIK 044525593
Signatures of the Parties:
On behalf of the Lessor:	On behalf of the Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 1

DEFINITIONS

‘‘Act of Access’’ shall mean and act under the form stipulated in Schedule # 5 hereto confirming the transfer of the Premises to the Lessee in ‘‘for finishing’’ condition.

‘‘BTI’’ shall mean the corresponding department of Moscow branch of the Federal state unitary enterprise ‘‘The Russian state center for inventory and accounting of the real estate objects’’ (or its successor) at the place of location of the Building.

‘‘State Authority’’ shall mean any state body authorized pursuant to the effective legislation to issue acts binding for all the participants of business activities, as well as officers of any such authority acting within their powers.

‘‘State acceptance commission’’ shall mean a temporary collective body appointed by the respective State authority and exercising the acceptance of the real estate object finished with construction into operation, authorized to adopt decision on compliance of the real estate object to the project documents and the requirements and norms stipulated by the legislation.

‘‘Lease Agreement’’ shall mean the Lease Agreement on the Premises, the approved text of which is contained in Schedule NO.7 hereto.

‘‘Agreement on Lease of the Land Plot’’ shall mean Contract on granting of the land plot for use on the lease terms (land lease agreement) # M-07-025219 dated November 24, 2003 between Moscow land committee and the Developer, and registered on January 09, 2004 by the Institution of justice on the state registration of the rights regarding the real estate and transactions therewith in the territory of the City of Moscow under No. 77-01/05-119/2003-536 together with the additional agreement dated December 08, 2003.

‘‘Parking Agreement’’ shall mean the contract, which provisions shall be agreed by the Parties upon execution hereof in accordance with paragraph 2.3 hereof. ‘‘EGRP’’ shall mean the Unified state register of the rights to the real estate and transactions therewith.

‘‘Building’’ shall mean 26-floor multi-functional building with an office part and parking with the construction address: in front of vladenie 1-3, ul. Krylatskye Kholmy, Moscow (Western Administrative district, rayon Krylatskoe).

‘‘Investment contract’’ shall mean Investment contract # 1-04 dated September 12, 2003 concluded between the Developer and the Lessor.

‘‘VAT’’ shall mean value added tax.

‘‘Construction Authorization’’ shall mean Construction authorization of the object of city-planning activity # P-0114/98 registered with the City-planning cadastre on February 2005 under No. 77-ГГК/3.7.1.000129.

‘‘The Lessee’s Works’’ shall mean construction and assembly, engineer and other works in the Premises executed pursuant hereto and the Working project of the Lessee.

‘‘Rosregistration’’ shall mean the Head Department of the Federal Registration Service for Moscow, (GU FRS for Moscow) or any other authorized body exercising the state registration of real estate lease agreements.

‘‘Ownership Certificate’’ shall mean the Certificate on the state registration of the Lessor’s right of ownership to the Building.

‘‘Conventional Units (C.U.)’’ shall mean a unit agreed by the Parties for measuring Rent rate, which is equal to the sum of USD half and EURO half, i.e. 1 C.U. = ½ USD + ½ EURO.

The Lessor:	The Lessee:
______________________________	______________________________
Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 2

FLOOR PLANS OF THE PREMISES

Plan of Floors 14-18

Appendix #______ To Contract #____ Dated , 2006

The area of the premises subject to lease = 1040.3 sq.m.

The area of loggia is 3.2 sq.m, with index 0.5

** Loggia

Leased premises (explanation of the sign in the lower part of the picture — translator’s note)

The Lessor:	The Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Plan of Floor 20

Appendix #______ To Contract #____ Dated , 2006

The area of loggia is 3.2 sq.m, with index 0.5

** Loggia

Leased premises (explanation of the sign in the lower part of the picture — translator’s note)

The Lessor:	The Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Plan of Floor 24

Appendix #______ To Contract #____ Dated , 2006

The area of the premises subject to lease = 910.84 sq.m.

The area of the balcony, Sgen= 188.8 sq.m., with index 0.3

The area of loggia is 3.2 sq.m, with index 0.5

** Loggia        * Balcony (Roof under operation)

Leased premises (explanation of the sign in the lower part of the picture — translator’s note)

The Lessor:	The Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Plan of Floor 25

Appendix #______ To Contract #____ Dated , 2006

The area of the premises subject to lease = 495.5 sq.m.

The area of loggia is 3.2 sq.m, with index 0.5

** Loggia

Leased premises (explanation of the sign in the lower part of the picture — translator’s note)

The Lessor:	The Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 3

DESCRIPTION OF THE PREMISES AND OF THE BUILDING AT THE MOMENT
WHEN THE PREMISES ARE ‘‘READY FOR FINISHING’’

1.	General specifications

Office premises assigned for allocation of lessees shall be leased in the form of open area (not finished, with the executed preparatory works for final finishing of the premises).

Baffles are made dividing public space and office premises, as well as vertical services well walls.

2.	Premises condition

2.1.	Windows, leaded panes

*	one-chamber glass package with thermo-isolation

*	slopes — painted aluminum

2.2.	Outside walls of the Building

*	Façade panels (modules) covered with one-layer drywall with setting the shrinkage-expansion joints (for the finishing an additional fixing with drywall with decorated cover is necessary)

*	Heating devices are installed according to the project

2.3.	Ceilings* Monolith reinforced concrete plates of the floors

Ceiling height from floor to floor: floors 14-23 — 3.9 m, floors 24-25 — in part 7.8 m, in part — 3.9 m, floor 26 — 6.3 m.

2.4.	Floors

*	Black floors made of two-layer GVL plates on 5-fraction expanded clay, total thickness up to 100 mm.

3.	Finishing of Public places (entrance group, corridor, staircase and elevator halls):

*	according to architectural plan (presented upon demand)

4.	Elevators

*	putting into operation of elevators is exercised only after finishing works are done according to the construction schedule

*	cargo lift or elevating machine is presented for the time of finishing works to the Lessee’s Premises.

5.	Engineering systems

5.1.	Ventilation and air conditioning:

5.1.1.	The System is executed to the extent of central air-exchange standpipes without end devices and layout in the floor.

5.1.2.	Ventilation system of elevator halls is executed in full.

5.1.3.	Sanitary block ventilation system is delivered without end devices.

5.1.4.	VRV-3 conditioning system shall assume exit of freon pipes from the standpipe to the floor without user layout and installation of the internal blocks.

5.2.	Heating system in full with heating radiators according to the project.

5.3.	Water supply and sewerage networks are assigned for ensuring sanitary-hygienic norms.

Executed in the volumes of to sanitary blocks.

5.4.	Lighting system, general and computer electrical network is executed without layout to distributing switchboard.

Separate capacity for the Premise — 686 Kwa (set capacity). On the basis of the following calculation: 50 Kwa (of the set capacity) for 1,000 sq.m. Two supplied high-voltage feeders.

Existence of reserve power supply sources projected on the basis of the technical task issued by the Lessee (provided execution by the latter of obligations on financing of the project creation and erection of the said schemes).

5.5.	Sprinkler and water fire-extinguishing system as well as automatics of fire-fighting systems is executed to the extent necessary for protection of the Building. The system is accumulated upon occurrence of floor planning decisions according to the project and at the account of the Lessee.

5.6.	Notification and people’s evacuation management system under fire is executed to the extent necessary for protection of the Building. The system is accumulated upon occurrence of floor planning decisions according to the project and at the account of the Lessee.

5.7.	Dispatcher system of the building is assigned for managing of engineering systems of the building, is combined of the equipment of the leading engineering companies. It is executed in full.

5.8.	Access control and video control systems are executed to the extent of the Building perimeter control, entrances from staircases and elevator halls.

5.9.	Low-voltage sewerage system, low-voltage and computer networks, radio-, telephone-set up are executed to the extent of central floor standpipes.

5.10.	Television and radio networks are executed to the extent of leading-out to the floor.

The Lessor:	The Lessee:
______________________________ Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	______________________________ Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 4

REQUIREMENTS TO THE BUILDING AND THE PREMISES AT THE BUILDING START-UP DATE IN ACCORDANCE WITH PARAGRAPH 3.7 HEREOF

1.	Location

‘‘Profico’’ office business center is located at the following address: in front of vladenie 1-3, ul. Krylatskie Kholmy, at the nearest distance to underground stations ‘‘Molodezhanya’’ and ‘‘Krylatskoe’’.

The construction site has a triangular shape and stretches out from north-east to south-west. In south-est it is limited by s aside slop leading to Krylatskaya uliza. The north border and boundary line adjoins a specially guarded natural territory. From the western side the construction site is limited by uliza Krylatskie Kholmy.

Depending on the traffic density, approach to the two main city street-roads from ‘‘Profico’’ business center takes: to Rublevskoe shosse — 2-5 minutes, to Krasnopresnensky prospect (under construction) 10-20 minutes, to Moscow ring-road (МКАД) 15 minutes.

2.	Architecture solutions

The outside of the Building combines the elements of modern architecture and modern design solutions in the shape of a rectangular. The Building is located on the land plot of 0.67 hectare.

The number of the Building floors corresponds to the number of floors as it is determined in the Building construction project, and according thereto the permission to construction was given and is valid as of the date of execution hereof.

In the Building socle floors (-2,-3,-4,-5) a 4-level underground parking for 400 vehicles is situated. Beside the Building a ground level guest parking for 35 vehicles is stipulated.

On floor — 1 there will be a dining-room, a café, a car washer and technical rooms. On the first floor a conference hall and a bank branch will be placed.

3.	Design and structure of the Building

The Building was erected as a monolith reinforced concrete frame with an attached module facade. On the roof of the Building there is a platform for baskets reserved for people’s evacuation.

3.1.	Main structural parameters of the Building

Construction material	monolith reinforced concrete

Column net spacing	8100x8100 m, except axes E-D*4050*8100

Floor height	2-24 floors — 3.9 m, 24-25 floors — 7.8 m, floor 26 — 6.3 m

Building total area	About 50,000 square meters

Office space total area	About 30,000 square meters (29,723.80)

Hall	General height 7.8 m, two lights

Floor length	From window to core from 8.1 m to 12.3 m, the core of the Building has a rectangular shape of the size 25 m*11 m

Maximum permissible load	450 kg per 1 square meter

Intermediate floors

4.	Outside finishing and dressing of the Building

In the outside finishing and dressing of the Building mostly panorama glazing is used, which provided an optimal use of the sun light. The module façade technology is developed by SCHUCO (Germany).

4.1.	Elements of the façade dressing

4.2.

Transparent glazing elements	One chamber tinted glass package and StopRay Safir energy saving glass of ‘‘Giaverbel’’ (Belgium).

Non-transparent glazing elements	Glass package, outside hardened glass, inside glass-stemalit

Non-transparent façade modules	Composite plates

Socle floor façade	Natural stone- granite

5.	General areas

5.1.	Inside finishing of the rooms

The Building is offered for rent with general areas of quality finishing, office premises are offered for rent without any inside finishing.

Hall of the first floor	High quality design, natural stone flooring. Walls are finished with natural stone or other modern materials

Flooring of elevator halls	Natural stone — granite

Flooring of staircases	Granite ceramics tiles

Walls of elevator halls	Walls of elevator halls are lined exclusively with natural stone — granite or marble

Walls of staircases and technical premises	Plaster and high quality dispersion paints

Hall	General height 7.8 m, two lights

Ceilings	In all premises and area of public use hanging ceilings are mounted according to the Armstrong type standards. Behind them the main engineering communications are placed.

6.	Roof

The roof is operational, inversable with hydro-isolation cover, above which the warming layer is laid out, extrusion polystyrene, geotextile, crushed stone, plates.

7.	Elevators

13 elevators are to be installed in the Building to provide a convenient and comfortable transportation to all Building floors. Finishing of all elevator cabins was executed in ‘‘lux option’.

l. Schindler ID(PLl-PL8)	8 ps for 26 stops, loading lifting capacity 1,350 kg

2. Schindler ID (PL9)	1 ps for 28 stops, loading lifting capacity 1,000 kg

3. Schindler ID (L1O, L11)	2 ps for 6 stops (for fire brigade transportation), loading lifting capacity 1,000 kg

4. Thyssen (L I2)	1 ps for 3 stops, loading lifting capacity 630 kg

5. Monitor (L13)	1 ps for 2 stops, loading lifting capacity 100 kg

8.	Main engineering systems of the Building

Ventilation	Forced and exhaust ventilation, smoke removal system. The Building ventilation system provides inflow of 60 m3 air per a person per hour (calculated 10 m2 per person)

Conditioning	DAIKIN (Japan) central conditioning with independent regulation of climate in each room.

Heating	Central heating from the main city nets.

Main power supply	Input with double reservation from the Mosenergo city nets with independent transformer substation.

Reserve power supply	Two FG Wilson diesel generators for constant keeping in the operating conditions of the main maintenance and safety systems in the Building

Water supply	From Mosvodokanal city nets

Safety of the Building	Integrated systems of fire alarming, warning and evacuation, security systems and video control

Access control	Modern systems of access control and regulation based on non-contact plastic cards

9.	HVC (Heating, ventilation and air conditioning)

9.1.	Ventilation, air conditioning, cold supply

Ambient air temperature in the rooms with air conditioning is 20-22ºC. Acustic noise level in these rooms does not exceed 36 dB.

Autonomous conditioning systems with 50% reserve capacity are installed to keep constant temperature round the year in server and commutation rooms.

Cold consumption for inflow installations

Qx inflow = 840 kilowatt

Heat amount to be assimilated by inflow air

Q = 236000x0.288x6x1.16=473000Bt=473kilowatt

Cold consumption for cooling machines

ΣQ = 2280+30+13+27+840-470=2720x1.1=3000 kilowatt

To provide rated meteorological conditions and air purity in the rooms according to GOST (State standard) 12.1.005-88 standards, inflow-exhaust ventilation with mechanical impulse is stipulated in all rooms of the complex.

Air exchange and its regulation for different groups of rooms are as follows:

Parking — due to the terms of dissolving of noxious substances to the permissible concentration in the air of operating zones. Inflow air is pumped into the upper room zone along the driving way and exhaust air is pumped out in equal parts from the upper and lower zones.

Ramps — due to the terms of dissolving of noxious substances to the permissible concentration;

Offices — due to the term of supplying of the minimum consumption of outside air, 60 m/hour per person.

The amount of inflow and exhaust systems is determined by the functional purpose of the rooms to be services and by the space design solutions.

Ventilation and conditioning systems equipment producers

Equipment	Potential producer
Cooling machines	DAIKIN
Main inflow-exhaust installations	AIRSETTROGES
Additional inflow-exhaust installations	SYSTEMAIR
Exhaust ventilators	SYSTEMAIR, TROGES
Diffusers	IMP KLIMAT
Air regulating valves	IMP KLIMAT
Pumps	WILD, GRUNDFOSS
Regulating-closing valves	DANFOSS
Thermo-isolation	THERMAFLEX, WIRED MAT

9.2.	Heating and heating supply systems

For the higher sections of the Building two independent heating systems were designed. System # 1 services office premises in floors 1-13, system # 2 services office premises in floors 14-26. Systems # 1 and # 2 are double piped with horizontal blind lines on every floor. The vertical standpipes are laid in the communication shaft. The floor horizontal pipelines are laid in the flooring construction.

For dining rooms, the restaurant, shopping zones, the bank and car washer independent horizontal double-piped heating systems were designed. Heating system # 3 services dining-rooms and their premises (-1 floor), heating system # 4 services the restaurant (1 floor), heating system # 5 services shopping zones (1 floor), heating system # 6 services the bank, heating system # 7 services car washer chambers.

The main horizontal pipelines of the systems ## 3-6 are laid in the flooring construction of the premises to be serviced. In the car washer chambers the main pipelines are laid at the flooring. All heating systems have separate independent heat control records.

During business hours air heating is designed in the parkings. The air heating is combined with inflow ventilation. Air heating units operate in the car washer chambers under decrease of the inside air temperature during idle hours.

Accepted temperature of the inside heated air:

For parking — 5ºC

For car washer — 18ºC

For office premises — 20ºC

For technical premises — 12ºC

For café premises — depending on their purposes.

The heating system keeps the air temperature at about 10-12ºC during idle hours in the office premises, the air temperature goes up to 20ºC to the beginning of the business day. The heating system keeps air temperature at 20ºC round the clock 7 days a week, 365 days a year in the rented or leased premises. Vertical standpipes of the heating system and pipelines of the heat supply system in the inflow units are made of steel water-gas-pipes according to GOST 3262-75, pipe diameter up to 57 mm, and of steel electro-welded pipes according to GOST 10704-91, pipe diameter above 57 mm.

The main horizontal pipelines on the floors to be laid in the flooring construction are maid of metal-layer pipes.

Kermi radiators with lower connection are accepted as heating units. Smooth pipe registers are installed in the car washer.

To provide heat comfort in the premises and to endure heat saving, the heating units are equipped with separate independent thermo-regulators of the leading European companies and isolated with pipe isolation material.

Main pipelines, vertical standpipes of the heating system and heat supply pipelines are isolated with pipe isolation material.

The air from the heating system is removed through air valves installed in the upper plug of the heating unit and through automatic air outlet ports.

The air removal from the heat supply system is carried out through air collectors and automatic air outlet ports.

Some branch pipelines of the heating system and the heat supply system are provided with closing-regulating (balancing) valves with connections for measuring device.

Drainage lines were designed for draining the heating system, that go to into the IHP (ИТП) drainage pit. Installation of drainage valves with hose composition is stipulated in the heat supply system. Closing-regulating valves of the leading producers are used for both systems.

Installation of water-air heat screens is planned at the entrances into garage-parking and the Building.

The complete net of the pipelines with connections to the heating units, necessary closing-regulating valves and heating units will be presented at the disposal of a lessee.

Central heating system is a horizontal two-pipe system with pumped circulation and passing movement of the heat carrier. The heating system ois connected to the outside heating nets through plate heat exchangers according to the independent connection scheme. Heat carrier parameters in the heating system — 95-70.

Preparation of the heat carrier is executed in the individual heat point (IHP) located in the technical zone on floor — 1. the heat control unit is installed in the heat point.

Separate branch pipelines are stipulated for perimeter heating of each group of premises divided according to their functional purposes.

Each branch pipeline will have closing-regulating valves and a discharge outlet valve.

Heating system equipment

Equipment	Potential producers
Convectors	Kermi
Under-flooring convectors	Kermi
Closing-regulating valves and accessories	Danfoss, Oventrop

10.	Fire-fighting system

fire preventing treatment of the ventilation and heating systems is stipulated according to SNIP (СНИП—set of norms and rules (translator’s note)) 2.04.05-91*, SNIP 21-02-99, MGSN (МГСН) 5.01.54, MGSN4.04-94.

The principle solutions and calculations were made by the specialists of FGU VNIIPO of the Ministry for extraordinary situations of Russia (ФГУ ВНИИПО МЧС России).

Antismoke ventilation was designed for people’s evacuation from the Building premises at the first stage of fire.

The smoke removal is stipulated from:

– parking

– isolated ramps space

– main entrance hall

– corridors of floors — 1 and 1 without natural lighting

– dining hall, without natural lighting

– corridors of the office sections of the Building (floors 2-26)

A separate smoke removal system is stipulated for each fire section.

Gases and smoke removal after fire from the premises protected by gas fire fighting units is also stipulated. Fire setback valves with refractoriness limit of not less than 0.5 hours are installed in the crossing points of air ducts and premises railing.

Inflow antismoke ventilation is stipulated. Outside air supply is designed:

– to air locks separating parking from technical premises not belonging to the parking;

– to elevator shafts;

– to air locks in front of elevators in the basement floors;

– to smoke-proof staircases;

– to ari screens above fire gates of the 1st type at the entrance to the parking (according to .2.26 of MGSN 5.01-01.

Ventilators of the leading producers are installed in the smoke removal systems. Their working capacity under temperature of 600ºC is not less than 1 hour and under the temperature of 400ºC is not less than 2 hours. Smoke exhaust into the atmosphere is stipulated for 2 m from the roof or from the ground.

Air ducts of the smoke removal system in the parking and ramps are made of sheet steel, thickness 1.2 mm, by welding, with fire protection coating that ensures refractoriness limit of EI 60 (1 hour) within the parking space and EI 150 (2.5 hours) in the Building constructions beyond the service floor. The smoke removal shafts servicing the corridors are made of building constructions that ensure refractoriness limit of EI 45 (0.75 hour) within the fire section and EП 50 (2.5 hours) beyond the fire section. Air ducts of the smoke removal system in the dining hall have refractoriness limit of EI 60 (1 hour). Air ducts of the systems removing gas after the fire have refractoriness limit of EI 15 (0.25 hour). Air ducts of the inflow antismoke ventilation are made of zinc coated steel, grade ‘‘П’’, with fire protection coating that ensures refractoriness limit of EI 30 (0.5 hour).

KDM-2 smoke valves installed in the smoke protection systems have refractoriness limit of EI 60 (1 hour).

Smoke ventilation system starting occurs automatically, by remote control and by pushing buttons manually on the evacuation path.

Automatic switch off of inflow and exhaust systems is also stipulated, if the fire comes up.

All ventilation equipment is grounded.

Electrically driven fire setback valves with rated refractoriness limit are installed in the crossing points of air ducts and fire protection blocks.

Each fire section has independent inflow and exhaust ventilation systems.

Space for ventilation equipment is located according to para. 4.102 of SNIP 2.04.05-91.

The gaps where air ducts and pipelines go through floors and partitions are closed by fire-proof materials.

11.	Power supply system

Power supply to fire-fighting systems, security systems and elevators is provided in category I. The Building maintenance systems belong to a special electroreceiver group of category I.

The system of steady power supply (3rd independent power supply source) on the basis of 2 diesel generators is anticipated in the Building.

The load of the first category consumers is 799kWA.

To the Building maintenance systems belong:

Electrical motors of the pumps for fire fighting;

Water pipelines in the Building;

Equipment for the systems of automatic fire extinguishing in the Building;

Elevators equipment;

Electro-equipment for smoke ventilation;

Equipment for fire alarm warning;

Equipment for the Building safety systems;

Equipment for dispatching systems;

Emergency lighting of the Building;

Fire setback valves;

Bank equipment;

Smoke removal valves.

Video access control sources of continuous feeding are installed for steady reliable power supply to such equipment as automatic fire alarm warning and signaling.

Power supply to the complex of other electro-receivers in the Building will be provided on category II.

11.1.	Main distributing switchboards of the Building

four main distributing switchboards are stipulated in the Building. Automatic devices for reserve switch on are stipulated too ensure reliable power supply of the first category.

11.2.	Energy metering

Metering boxes are stipulated in the premises of MDS (main distributing switchboards), where energy meters are installed. Electronic counters of active and reactive energy with digital outputs are installed on the inputs of MDS.

Separate energy metering is stipulated for all water distributing units.

11.3.	Protective grounding and zero-wire

TN-C-S grounding system is designed in the Building.

The main grounding bars (MGB) must be installed for each MDS. MGBVs must be installed separately in the switchboard areas and connected to each other by the conductors of the potential equalizing system. The conductor cross-section must be equal to the smaller bar cross-section from the two paired bars (Technical instructions # 6/2004 of ‘‘ROSELECTROMONTAZH’’ («РОСЭЛЕКТРОМОНТАЖ»).

11.4.	Information grounding

Functional grounding for the equipment of information technologies is planned.

11.5.	Lighting

There are the following kinds of lighting in the Building: ordinary working lighting and extraordinary lighting consisting of emergency lighting and evacuation lighting. Maintenance lighting through transformer feeder sockets of 220/36 V is stipulated in switchboards, ventilation chambers and pump houses.

For emergency lighting lams with built-in batteries (autonomous time — 1 hour) are used.

The control of lighting in the public zones is centralized and being executed from the dispatcher post. The lighting control for technical and office premises is local through switches. The feeding of emergency lighting is independent of ordinary working lighting and carried out from different sections of the main distributing switchboard.

The calculation of the required capacity for lighting switchboards is exercised taking into account ensuring of the following illumination levels in the premises:

The following minimal levels of illumination intensity are stipulated:

Offices and conference halls 500 lux on the working surface (0.8 m from the floor)

Information and computation units 500 lux on the working surface

Corridors in the office section 200 lux on the floor

Technical premises with mechanical equipment 200 lux on the floor

Switchboards 300 lux on the floor

Service corridors 150 lux on the floor

Toilets150-250 lux on the floor

Cloak-rooms 150 lux on the floor

In the office (administrative) premises it is supposed to use luminescent lamps (600x600) with a mirror screening grid of category 2, fixed into the hanging ceiling.

In the floor corridors the lighting is provided with fixed luminescent compact lamps 2x18 Watt.

Lamps for technical and storage premises, service corridors and other services sections are supposed to be of ceiling type with prismatic or opalescent diffuser. Linear luminescent lamps and glow lamps can be used.

Illumination in the remaining premises corresponds to standards СП 31-110-2003 and MGSN 2.06-99.

Power for outside lighting of the Building is stipulated in the Project.

11.6.	Equipment producers

Equipment	Potential producers

Distribution switchboards	Schneider Electric

Switching equipment	Schneider Electric

Lighting device	Sonlux (Germany)

UPS	Schneider Electric

Cable conduits	VVGng LS (ВВГнг LS)

Redesign of this section is possible to transfer some of the energy consumers (floors) into category I with installation of the 5th main distributing switchboard in case of receiving of the Technical task (T3) from the Lessee and financing of certain project, construction-erection works.

12.	Security technical system

Complex technical system of security is used in the Building. It consists of guard signaling system (COC = GSS) and video access control system (СКУД =VACS) combined in the joint-program-instrument complex.

GSS is designed to detect a break through into the premises of the object or an attempt thereof and transfer of the warring signal to the round the clock guard post with further translation to the centralized control panel.

Video system is designed to control the situation on the object and along the perimeter thereof and to keep the coming information on the digital record unit.

VACS allows controlling the moving of employees and visitors through the guarded territory and to restrict the access to the premises of higher security.

The following is installed at the guard room: guard panel, VACS computer, equipment for video control and record, telephone.

At the reception desk the following is installed: GSS emergency button, warming system microphone panel, telephone.

12.1.	Main principles of protection of the Building from the unauthorized access:

•	during daytime the unauthorized access into the Building is permitted till tourniquets on the first floor;

•	for a single access to lessees’ premises a visitor can get a guest card upon request of the inviting party;

•	access into office and service premises is impossible;

•	during the night the unauthorized access into the Building is impossible;

•	all access paths into the Building are controlled with video cameras.

12.2.	Guard signaling system

•	Guard signaling system consists of the following elements:

•	Detections means;

•	Warning buttons;

•	Guard signaling panel with control unit.

The following is equipped with the guard signaling system:

•	Entrances into the Building;

•	The Building first floor perimeter;

•	Exits to the roof;

•	Technical premises;

•	Entrance doors of the office premises from the elevator halls are equipped with the video access control system.

Doors to the fire non-operated staircases and from the staircases outside are provided with ‘‘anti-panic’’ locks ensuring free exit of the staff outside in any emergency situation.

Alarm warning buttons are installed into reception desk and in the guard desks.

Server room is a space of higher security and protected by a magnetocontact indicator.

Guard indicators are combines to the guard panel integrated with other engineering systems through the interface line.

The main guard signaling panel is located in the guard room and connected to the system of the guard video control in such a way that the picture from the nearest video camera goes to a monitor in the guard room simultaneously through indicator impulse.

12.3.	Video access control system

The following is equipped with the video access control system:

•	Elevator hall and the first floor (either control system or access managing system is installed);

•	Server room;

•	Dispatcher room;

•	Guard room;

•	Main premises with technological units and equipment for the Building maintenance (main distributing switchboards, transformer substation, UPS room, diesel generator, pump houses ventilation chambers, central heating desk, etc.).

One-level VACS is designed in the Building, identification is exercised upon one feature — electronic key-card.

Car entrances into the Building are equipped with lifting gates or barriers and contactless card readers.

Both entrance and exit is controlled in the elevators.

12.4.	Guard television system

The following is equipped with the guard television system:

•	Perimeter of the Building;

•	Entrances into the Building;

•	Car entrances into the Building;

•	Elevator halls;

Guard television system ensures round the clock control over key desks and recording of video information to magnetic carriers from all video cameras. If necessary, any camera can be shown to the guard monitor without recording breaking. Control monitors and recording units are located in the guard room. The cameras of main entrances into the Building are shown in the guard monitors for permanent control.

13.	Communication system

The Building is provided with the modern telecommunication facilities. The main feeder consists of two independent opto-fiber cables. Telecommunication services in the Building are provided by three operators.

13.1.	Structured cable system

Laying out of the structured cable system (СКС = SCS) is planned for providing the whole complex with the general telecommunication system including telephone communication, data transfer system (local computer net, connection to Internet). User net is executed as SCS.

Central communication room is set for installation of active and passive equipment.

13.2.	Access to Internet

Structural cable system of the Building is used for distribution of access to Internet. Active equipment of the commutation center is installed in the central commutation room.

13.3.	Telephone communication system

Telephone communication system includes the following elements:

•	Local telephones;

•	City telephones;

•	Short-distance and long-distance telephone communication.

14.	Air TV receiving system

MW and DMW (МВ и ДМВ) antennas are installed to provide receiving of air TV programs.

15.	Authomatization and dispatcher system of the Building

Authomatization and dispatcher system of the Building is based on the programmed logic controllers. Operation of the Building engineering systems and regulation of the technological processes is managed by means of controllers.

The system ensures control, regulation, management, blocking and protection from emergency regimes of the following technical equipment in the Building:

•	Heat supply system;

•	Cold supply system;

•	Inflow-exhaust ventilation and air conditioning;

•	Power supply and lighting;

•	Water supply

Automatic systems operate independently, in case one of them breaks down.

16.	Water supply and sewerage lines

16.1.	Industrial and drinking water supply

Water supply source is the city water pipeline. There is a separate system of industrial and drinking water pipeline and that of fire-fighting water pipeline. Branch pipelines to automatic fire fighting are stipulated from the water pipeline inlet to the water gage unit.

16.2.	Waste sewerage line

Standpipes and main pipelines for waste water drainage from the planned sanitary zones for lessees are installed in the Building. Sanitary blocks and allocation of sanitary equipment therein ensures connection of sewerage line over the floor.

The net is a self-flowing system with outlets for the connection to the outside nets.

16.3.	Rain sewerage line

To the system of rain sewerage line belong:

•	Rain and thawed waters from the roof through heated drain cone-shaped pipe heads;

•	Drainage waters from ventilation chambers and pump-houses with installation of drainage pumps in the pit-wells.

16.4.	Drainage sewerage line in the parking

The system is designed for collection and drainage of water from the floor of the 4-level underground parking by switching on of the automatic fire fighting system.

The Lessor:	The Lessee:

Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 5

FORM OF THE ACT OF ACCESS

, 2006	City of Moscow

                                                                                                                                                        , (‘‘Lessor’’) and                                                                                                                      (‘‘Lessee) hereby confirm that the authorized representatives of the Lessee were granted access to the Premises for conduction of the Lessee’s Works on the basis of the Preliminary Contract on concluding agreements #             dated                                 , 2006 as of the date of signing of the present Act by the Lessor and the Lessee.

The Premises are transferred in the conditions described in Appendix 1 hereto.

The Parties agree on the following Defects, that the Lessor is obliged to recover.

[Defects]    [to be filled upon signing]

Lessor:	Lessor:
Name: Position: SS	Name: Position: SS

I agree with the above stated in the Act of Access. General Contractor
[ ]
Name: Position: Date:

Schedule No. 6

LIST OF SERVICES NECESSARY FOR CONDUCTION OF THE LESSEE’S
WORKS IN THE PREMISES

1.	Utility Services

1.1.	Power supply:

–	power sypply system on temporary scheme;

–	lighting system on temporary scheme.

1.2.	Water sypply:

–	cold water supply system.

1.3.	Sewerage and waterpipe in full.

1.4.	Heating in full.

2.	Maintenance services:

2.1.	Elevator / elevating machine servicing.

2.2.	Removal of containers with construction waste from the territory ajourning the building.

2.3.	Security of the building for the construction period, direct ensuring of control–passing and inner–object regime is imposed to the security division exercising the following tasks:

–	to accept under control in the idle time the construction site with the existing material values and property,

–	to control the entrance and exit of persons, bringing-in and bringing-out of the material values and property to and from the construction site territory;

–	to control the entrance and exit of vehicles, bringing-in and bringing-out of the material values and property to and from the construction site territory.

Official rights and duties of the security division employees regarding the building and the territory protection shall be determied by the job istructions approved by the management of the security agency and agreed upon by the Profico business-center management. Responsibility for organization and quality of conducting service at the object shall be imposed to the security chief, to whom the division personnel is reporting.

2.4.	Control-passing regime during construction and conduction of finishing works shall be the integral part of the genreal security and is introduced with the aim to:

–	ensure sanctioned passage of construction companies’ employees, bringing–in (bringing–out) of the material values and property , systematic operation of the organization;

–	prevent the uncontrolled passage of strangers and outside vehicles to the protected territory and to the building;

–	duly reveal of threats to the organizations’ interests, as well as of potentially dangerous consitions facilitating material or moral damage;

–	establish good guarantees of maintening the organizational stability if outer and inner relations of the organization, practice of the operational reaction meachanism to the threats and negative trends;

–	suppresion of infridgements to the legal interests of the organizations.

The Lessor:	The Lessee:
Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	Name: Alexandr Efimovich Rodnyansky Position: General Director SS

Schedule No. 7

LEASE AGREEMENT DRAFT

Schedule No. 8

COMPOSITION OF THE WORKING PROJECT

...in accordance with the requirements of the Resolution of the major # 378-PM dated April 11, 2000, Regulations on the unified procedure of pre-project and project preparation of the construction in the city of Moscow, SNIP 11-01-95, MPP-3.2.06.03-99 approved by the Decree of the major of the city of Moscow # 294-PM dated 05.04.00 (in the 3rd edition), including:

1.    Task for making project of initial materials for the project.

2.    General explanatory note.

3.    Architecture and construction solutions.

Explanatory note.

Main drawings (in variants):

–	floor plans of non-repeated floors M 1:100 (M 1:50, M 1:200);

–	facades and sections M 1:100;

–	constructive schemes (units-for non-traditional constructive solutions);

–	main drawings of frameworks (as a part of the approved working documents).

4. Working documents on engineering equipments and systems.

4.1. Cold water supply and air conditioning;

4.2. Ventilation;

4.3. Anti-smoke inflow ventilation;

4.4. Smoke removal;

4.5. Heat supply;

4.6.	Heating;

4.7.	Water-pipeline and sewerage;

4.8.	Automatic sprinkler installations of water fire-extinguishing;

4.9.	Fire-fighting water pipeline;

4.10.	Electric power equipment;

4.11.	Electric lighting;

4.12.	Dispatching and engineering systems management (to the extent of Technical task);

4.13.	Automatic installing of foam extinguishing (Automatic system of gas fire extinguishing in accordance with a separate technical task);

4.14.	Signaling system and system of notifying of people upon fire;

4.15.	Automatic installing of fire alarm and automatics of fire-fighting measures;

4.16.	TV monitoring system;

4.17.	Telephone communication net and local computer net;

4.18.	City radio-transmission communication net;

4.19.	Broadcasting TV;

4.20.	Lower-voltage sewerage;

5. Technological solutions.

5.1.	Explanatory note.

5.2.	Floor plans with locations and specifications of technological equipment.

6.	Organization of the construction (Works Conduction Project).

7.	Joint estimated calculation of the construction cost.

Paragraphs 2-7 shall be worked out and delivered to the Lessor to the extent as it is stipulated in Appendix 13 to # 378-PM dated April 11, 2000.

The Lessor:	The Lessee:
Name: Nikolay Nikolayevitch Rasskazov Position: General Director SS	Name: Alexandr Efimovich Rodnyansky Position: General Director SS